SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant:                         [ X ]
Filed by a Party other than the Registrant:  [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement        [   ] Confidential, for Use of the
[ X ] Definitive Proxy Statement               Commission Only (as permitted
[   ] Definitive Additional Materials          by Rule 14a-6(e)(2))
[   ] Soliciting Materials Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                                  Valhi, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                               [LOGO GOES HERE]

                                  VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697


                                 March 31, 1999

To Our Stockholders:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Valhi, Inc., which will be held on Tuesday, May 4, 1999, at 1:30 p.m., local time, at Valhi's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in Valhi's bylaws.

                                   Sincerely,




                                   Harold C. Simmons
                                   Chairman of the Board and
                                   Chief Executive Officer




                                  VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 4, 1999

To the Stockholders of Valhi, Inc.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of Valhi, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 4, 1999, at 1:30 p.m., local time, at the corporate offices of the Company at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas for the following purposes:

     (1) To elect six directors to serve until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The board of directors of the Company set the close of business on March 17, 1999 as the record date (the "Record Date") for the Meeting. Only holders of the Company's common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. The Company's stock transfer books will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of the Company, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the Company's corporate offices located at the address set forth above.

     You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.

     In accordance with the Company's bylaws, your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the inspector of election for the Meeting.


                                   By Order of the Board of Directors,




                                   A. Andrew R. Louis, Secretary

Dallas, Texas
March 31, 1999

                                  VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

                              GENERAL INFORMATION


     This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the board of directors (the "Board of Directors") of Valhi, Inc., a Delaware corporation ("Valhi" or the "Company"), for use at the 1999 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 4, 1999 and at any adjournment or postponement thereof (the "Meeting"). The accompanying Notice of Annual Meeting of Stockholders (the "Notice") sets forth the time and place and the purposes of the Meeting. The Notice, this proxy statement, the accompanying proxy card or voting instruction form and Valhi's Annual Report to Stockholders, which includes Valhi's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Annual Report"), are first being mailed to the holders of Valhi's common stock, par value $0.01 per share ("Valhi Common Stock"), on or about April 5, 1999. Valhi's executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

     The record date set by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting was the close of business on March 17, 1999 (the "Record Date"). As of the Record Date, there were 114,497,014 shares of Valhi Common Stock issued and outstanding. Each share of Valhi Common Stock entitles its holder to one vote on all matters to be acted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Valhi Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. Shares of Valhi Common Stock that are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

     A plurality of the affirmative votes of the outstanding shares of Valhi Common Stock represented and entitled to be voted at the Meeting is necessary to elect a director of the Company. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any or all of the nominees of the Board of Directors. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors.

     Except as applicable laws may otherwise provide, any other matter that may properly come before the Meeting will require the affirmative vote of a majority of the votes cast at the Meeting.

     Unless otherwise specified, the agents designated in the proxy card or voting instruction form will vote the shares represented by a proxy at the Meeting "FOR" the election of the nominees for director and, to the extent allowed by the federal securities laws, in the discretion of the agents on any other matter that may properly come before the Meeting.

     Contran Corporation ("Contran") and certain related persons and entities held approximately 93% of the outstanding shares of Valhi Common Stock as of the Record Date and have indicated their intention to have such shares represented at the Meeting and voted "FOR" the election of each of the nominees for director of the Board of Directors. If such shares are represented and voted as indicated at the Meeting, a quorum will be present and all the nominees for director will be elected as directors of the Company.

     Harris Trust and Savings Bank ("Harris"), the transfer agent and registrar for Valhi Common Stock as of the Record Date, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as inspector of election at the Meeting. All proxies, ballots and voting instructions delivered to Harris that identify the vote of a particular stockholder shall be kept confidential by Harris in accordance with the terms of the Company's bylaws. Each holder of record of Valhi Common Stock giving the proxy enclosed with this proxy statement may revoke it at any time prior to the voting of such stock at the Meeting by
(i) delivering to Harris a written revocation of the proxy, (ii) delivering to Harris a duly executed proxy bearing a later date or (iii) by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

     This proxy solicitation is being made by and on behalf of the Board of Directors. The Company will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Upon request, the Company will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Valhi Common Stock held of record by such entities.

                             ELECTION OF DIRECTORS

     The bylaws of the Company provide that the Board of Directors shall consist of not less than five and not more than nine persons, as determined from time to time by the Board of Directors in its discretion. The number of directors is currently set at six. The directors elected at the Meeting will hold office until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death.

     All of the nominees are currently directors of the Company whose terms will expire at the Meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the Meeting, a proxy will be voted "FOR" an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for such nominee. The Board of Directors believes that all of its present nominees will be available for election at the Meeting and will serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

     Nominees for Director. The following information has been provided by the respective nominees for election as directors of the Company for terms expiring at the 2000 Annual Meeting of Stockholders.

     Norman S. Edelcup, age 63, has served as a director of Valhi and/or certain of Valhi's predecessors since 1975. Mr. Edelcup has served as senior vice president since 1998, and from prior to 1994 to 1998 served as the chairman of the board, of Item Processing of America, Inc., a processing service bureau that The Intercept Group, Inc. acquired in 1998. Mr. Edelcup also serves as a trustee for the Baron Funds, a mutual fund group. Additionally, he serves as chairman of the Company's audit committee and management development and compensation committee (the "MD&C Committee").

     Kenneth R. Ferris, age 50, has served as a director of Valhi since 1995 and served as a director of certain wholly owned subsidiaries of Valhi from 1986 to 1995. Dr. Ferris has been a Distinguished Professor at the American Graduate School of International Management since prior to 1994. Dr. Ferris has also conducted a private business consulting practice since prior to 1994. Dr. Ferris serves as a member of the Company's audit committee and MD&C Committee.

     Glenn R. Simmons, age 71, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been vice chairman of the board of Valhi and Contran, a diversified holding company, since prior to 1994. Mr. Simmons is a director of Valhi's majority owned subsidiary, NL Industries, Inc. ("NL"), a titanium dioxide pigments company; a director of Valhi's less than majority owned indirect affiliate Titanium Metals Corporation ("TIMET"), a titanium metals company; a director of Valhi's less than majority owned affiliate, Tremont Corporation ("Tremont"), a holding company principally owning interests in NL and TIMET; a director of CompX International Inc. ("CompX"), a majority owned indirect subsidiary of Valhi that manufactures ergonomic computer support systems, precision ball bearing slides and locking systems; and chairman of the board of Contran's less than majority owned affiliate, Keystone Consolidated Industries, Inc. ("Keystone"), a steel fabricated wire products, industrial wire and carbon steel rod company. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. Mr. Simmons serves as a member of the Company's executive committee and is a brother of Harold C. Simmons.

     Harold C. Simmons, age 67, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been chairman of the board and chief executive officer of Valhi and Contran since prior to 1994 and was president of Valhi and Contran from 1994 to 1998. Mr. Simmons is chairman of the board of NL and a director of Tremont. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1961. Mr. Simmons serves as chairman of the Company's executive committee and is a brother of Glenn R. Simmons.

     J. Walter Tucker, Jr., age 73, has served as a director of Valhi and/or certain of Valhi's predecessors since 1982. Mr. Tucker has been the president, treasurer and a director of Tucker & Branham, Inc., a mortgage banking, insurance and real estate company, and vice chairman of the board of Keystone since prior to 1994. Mr. Tucker is a director of Columbian Mutual Life Insurance Company. Mr. Tucker has been an executive officer and/or director of various companies related to Valhi and Contran since 1981. Mr. Tucker serves as a member of the MD&C Committee.

     Steven L. Watson, age 48, has served as a director of Valhi since 1998.
Mr. Watson has been president of Valhi and Contran, and a director of Contran, since 1998. From prior to 1994 to 1998, Mr. Watson served as vice president and secretary of Valhi and Contran. Mr. Watson has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980.

     For information concerning legal proceedings to which certain director nominees are parties and other matters, see "Certain Litigation and Other Matters" and "Certain Relationships and Transactions."

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings and took action by written consent in lieu of meetings on nine occasions in 1998. Each of the directors participated in all of such meetings and of the meetings of the committees on which they served.

     The Board of Directors has established and delegated authority to the following standing committees.

     Audit Committee. The principal responsibilities of the audit committee are to review the selection of the Company's independent auditors and to make its recommendation with respect to such selection to the Board of Directors; to review with the independent auditors the scope and results of the annual auditing engagement, the procedures for internal auditing, the system of internal accounting controls and internal audit results; and to direct and supervise special audit inquiries. The current members of the audit committee are Norman S. Edelcup (chairman) and Dr. Kenneth R. Ferris. The audit committee held two meetings in 1998.

     On February 12, 1998, the Board of Directors temporarily expanded the responsibility of the audit committee to include the review of, and action upon, any proposals by Contran or any of its affiliates regarding the sale of assets from Contran or one or more of its affiliates to Valhi during the period of time that a $120 million credit agreement between Valhi and Contran remained effective. For a description of this credit agreement, see "Compensation Committee Interlocks and Insider Participation--Relationships with Related Parties--Certain Transactions Involving Contran." On April 16, 1998 the Board of Directors assigned the duty of reviewing and acting upon any such proposals to a special committee of the Board of Directors, whose members were Norman S. Edelcup (chairman) and Dr. Kenneth R. Ferris.

     Management Development and Compensation Committee. The principal responsibilities of the MD&C Committee are to review and approve certain matters involving executive compensation; make recommendations to the Board of Directors regarding compensation matters involving the chief executive officer; to review and approve grants of stock options and other awards under the Valhi, Inc. 1997 Long-Term Incentive Plan (the "1997 Plan"); and to review and administer the Valhi, Inc. 1987 Stock Option--Stock Appreciation Rights Plan, as amended (the "1987 Plan"), the 1997 Plan and such other compensation matters as the Board of Directors may direct from time to time. The current members of the MD&C Committee are Norman S. Edelcup (chairman), Dr. Kenneth R. Ferris and J. Walter Tucker, Jr. The MD&C Committee held one meeting and took action by written consent in lieu of a meeting on two occasions in 1998.

     Executive Committee. The principal responsibilities of the executive committee are to take such actions as are required to manage the Company, within the limits provided by Delaware statutes and the Board of Directors. The current members of the executive committee are Harold C. Simmons (chairman) and Glenn R. Simmons. The executive committee did not hold any meetings in 1998.

     The Board of Directors does not have a nominating committee or any committee performing a similar function. All matters that would be considered by such a committee are acted upon by the full Board of Directors. The Board of Directors will consider recommendations by stockholders of the Company with respect to the election of directors if such recommendations are submitted in writing to the secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of stockholders. Such recommendations should be accompanied by a full statement of qualifications and confirmation of the nominee's willingness to serve.

     Members of the standing committees will be elected at the annual meeting of the Board of Directors immediately following the Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.


                               EXECUTIVE OFFICERS

     Set forth below is certain information relating to the current executive officers of Valhi. Each executive officer serves at the pleasure of the Board of Directors. Biographical information with respect to Harold C. Simmons, Glenn
R. Simmons and Steven L. Watson is set forth under "Election of Directors-- Nominees for Director."

        Name           Age                     Position(s)
--------------------   ---  --------------------------------------------------
Harold C. Simmons..... 67   Chairman of the Board and Chief Executive Officer
Glenn R. Simmons...... 71   Vice Chairman of the Board
Steven L. Watson...... 48   President
William J. Lindquist.. 41   Senior Vice President
Bobby D. O'Brien...... 41   Vice President and Treasurer
J. Mark Hollingsworth. 47   Vice President and General Counsel
Gregory M. Swalwell... 42   Vice President and Controller
Eugene K. Anderson.... 63   Vice President and Assistant Treasurer
A. Andrew R. Louis.... 38   Secretary
Kelly D. Luttmer...... 35   Tax Director


     William J. Lindquist has served as senior vice president of Valhi and Contran, and a director of Contran, since 1998. From prior to 1994 to 1998, Mr. Lindquist served as vice president and tax director of Valhi and Contran. Mr. Lindquist has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980.

     Bobby D. O'Brien has served as vice president of Valhi and Contran since 1996 and treasurer of Valhi and Contran since 1997. Since prior to 1994, Mr. O'Brien has served as treasurer, vice president--finance or vice president of Medite Corporation, an indirect wholly owned subsidiary of Valhi that operated Valhi's former buildings products business ("Medite"). From prior to 1994 to 1994, Mr. O'Brien also served as assistant controller of Valhi and Contran. Mr. O'Brien has served in financial and accounting positions with various companies related to Valhi and Contran since 1988.

     J. Mark Hollingsworth has served as vice president of Valhi and Contran since 1998 and as general counsel of Valhi and Contran since 1996. From prior to 1994 to 1996, Mr. Hollingsworth served as senior counsel or legal counsel for Valhi and Contran. Mr. Hollingsworth has served as legal counsel of various companies related to Valhi and Contran since 1983.

     Gregory M. Swalwell has served as vice president of Valhi and Contran since 1998 and controller of Valhi and Contran since 1996. From prior to 1994 to 1996, Mr. Swalwell served as assistant controller of Valhi and Contran. Mr. Swalwell has served in accounting positions with various companies related to Valhi and Contran since 1988.

     Eugene K. Anderson has served as vice president and assistant treasurer of Valhi since 1994. Mr. Anderson has served as vice president of Contran since prior to 1994 and as assistant treasurer of Contran since 1994. Mr. Anderson has served as an executive officer of various companies related to Valhi and Contran since 1980.

     A. Andrew R. Louis has served as secretary of Valhi and Contran since 1998. From 1995 to 1998, Mr. Louis served as corporate counsel of Valhi and Contran. In 1995, Mr. Louis served as corporate general counsel for Search Capital Group, Inc., an automobile finance company. From prior to 1994 to 1995, Mr. Louis served as an associate at Jenkens & Gilchrist, P.C., a law firm.

     Kelly D. Luttmer has served as tax director of Valhi and Contran since 1998. From prior to 1994 to 1998, Ms. Luttmer served as assistant tax manager of Valhi and Contran. Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.



                               SECURITY OWNERSHIP

     Ownership of Valhi and Its Parents. The following table and footnotes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "Commission"), of Valhi Common Stock held by (i) each person or group of persons known to Valhi to own beneficially more than 5% of the outstanding shares of Valhi Common Stock, (ii) each director of Valhi, (iii) each executive officer of Valhi named in the Summary Compensation Table below (a "named executive officer") and (iv) all directors and executive officers of Valhi as a group. See footnote (4) below for information concerning individuals and entities that may be deemed to own indirectly and beneficially those shares of Valhi Common Stock directly held by Contran, National City Lines, Inc. ("National") and Valhi Group, Inc. ("VGI"). Except as set forth below, no securities of Valhi's parent companies are beneficially owned by any director or executive officer of Valhi. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.

                                                 Valhi Common Stock
                                       --------------------------------------
                                                                   Percent of
                                          Amount and Nature of       Class
Name of Beneficial Owner                Beneficial Ownership (1)     (1)(2)
------------------------               --------------------------- ----------

Contran Corporation and subsidiaries:
  Contran Corporation (3)...........          1,175,600 (4)(5)        1.0%
  National City Lines, Inc. (3).....         10,891,009 (4)           9.5%
  Valhi Group, Inc. (3).............         93,739,554 (4)          81.9%
Norman S. Edelcup...................             21,000               *
Kenneth R. Ferris...................             16,500 (6)           *
Glenn R. Simmons....................            425,833 (4)(7)        *
Harold C. Simmons...................            530,383 (4)(8)        *
J. Walter Tucker, Jr................            235,750 (4)(9)        *
Steven L. Watson....................            308,635 (4)(10)       *
William J. Lindquist................            220,000 (4)(11)       *
Bobby D. O'Brien....................            117,000 (4)(12)       *
All directors and executive officers
  as a group (13 persons)...........          2,090,713 (4)(5)(6)     1.8%
                                                        (7)(8)(9)
                                                        (10)(11)
                                                        (12)(13)

----------
*    Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares of Valhi Common Stock set forth opposite their names. The number of shares and percentage of ownership of Valhi Common Stock for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 114,497,014 shares of Valhi Common Stock outstanding as of the Record Date. For purposes of calculating the outstanding shares of Valhi Common Stock as of the Record Date, 1,186,200 shares of Valhi Common Stock held by NL, a majority owned subsidiary of Valhi, and 1,000,000 shares of Valhi Common Stock held by Valmont Insurance Company, a wholly owned subsidiary of Valhi ("Valmont"), are excluded from the amount of Valhi Common Stock outstanding. Pursuant to Delaware corporate law, Valhi treats these excluded shares as treasury stock for voting purposes.

(3)  The business address of Contran, National and VGI is Three Lincoln Centre,
     5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.

(4) National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of approximately 88.8% and 66.3% of the outstanding common stock of Southwest and Dixie Rice, respectively. Substantially all of Contran's outstanding voting stock is held either by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or by Mr. Simmons directly. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of all Contran shares except for those shares he holds directly.

     Harold C. Simmons is the chairman of the board and chief executive officer of VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.
     By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, Mr. Simmons may be deemed to control certain of such entities, and Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of certain shares of Valhi Common Stock directly held by certain of such other entities. Mr. Simmons, however, disclaims beneficial ownership of the shares of Valhi Common Stock beneficially owned, directly or indirectly, by any of such entities, NL and Valmont.

     The Harold Simmons Foundation, Inc. (the "Foundation") directly holds approximately 0.5% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation. Mr. Simmons, however, disclaims beneficial ownership of any shares of Valhi Common Stock held by the Foundation.

     The Combined Master Retirement Trust (the "Master Trust") holds approximately 0.1% of the outstanding shares of Valhi Common Stock. The Master Trust was formed to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is the sole trustee of the Master Trust and a member of the trust investment committee for the Master Trust.
     J. Walter Tucker, Jr. is also a member of the trust investment committee for the Master Trust. The trustee and members of the trust investment committee for the Master Trust are selected by the Board of Directors. Harold C. Simmons, Glenn R. Simmons, Steven L. Watson, William J. Lindquist and Bobby D. O'Brien are participants in one or more of the employee benefit plans that invest through the Master Trust. Each of such persons disclaims beneficial ownership of the shares of Valhi Common Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

(5) The shares of Valhi Common Stock shown as owned by Contran include 0.2% of the outstanding Valhi Common Stock that is directly held by the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2"). Boston Safe Deposit and Trust Company serves as trustee of the CDCT No. 2 (the "Trustee"). Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the power to vote the shares held by the CDCT No. 2, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned, directly or indirectly, by the CDCT No. 2, except to the extent of his interest as a beneficiary of the CDCT No. 2.

(6) The shares of Valhi Common Stock Dr. Kenneth R. Ferris beneficially owns include 15,000 shares held in his retirement account.

(7) The shares of Valhi Common Stock Glenn R. Simmons beneficially owns include 410,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan that he may exercise within 60 days subsequent to the Record Date. Also included in the amount he beneficially owns are 4,383 shares held in his individual retirement account. In addition, included in the amount Mr. Simmons beneficially owns are 3,000 shares his wife holds and 800 shares held in her retirement account, with respect to all of which he disclaims beneficial ownership.

(8) The shares of Valhi Common Stock Harold C. Simmons beneficially owns include 450,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan that he may exercise within 60 days subsequent to the Record Date. In addition, included in the amount he beneficially owns are 77,000 shares his wife holds, with respect to which he disclaims beneficial ownership.

(9) The shares of Valhi Common Stock J. Walter Tucker, Jr. beneficially owns include 2,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to the Valhi, Inc. 1990 Non-Employee Director Stock Option Plan that he may exercise within 60 days subsequent to the Record Date. In addition, included in the amount he beneficially owns are 217,250 shares his wife holds, with respect to which he disclaims beneficial ownership.

(10) The shares of Valhi Common Stock Steven L. Watson beneficially owns include 290,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan that he may exercise within 60 days subsequent to the Record Date. In addition, included in the amount he beneficially owns are 3,035 shares he holds in his individual retirement account.

(11) The shares of Valhi Common Stock William J. Lindquist beneficially owns are shares he has the right to acquire upon the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan that he may exercise within 60 days subsequent to the Record Date.

(12) The shares of Valhi Common Stock Bobby D. O'Brien beneficially owns are shares that he has the right to acquire upon the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan that he may exercise within 60 days subsequent to the Record Date.

(13) In addition to the foregoing, the shares of Valhi Common Stock the remaining executive officers of Valhi beneficially own include 213,000 shares they have the right to acquire upon the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan that they may exercise within 60 days subsequent to the Record Date and 2,612 shares they hold in their individual retirement accounts.


     The Company understands that Contran and related entities may consider acquiring or disposing of shares of Valhi Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Valhi Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors deemed relevant by such entities. The Company may similarly consider acquisitions of shares of Valhi Common Stock and acquisitions or dispositions of securities issued by related entities.

     In January 1998, the Board of Directors authorized the Company's purchase from time to time as the Company's financial and market conditions permit of up to 2.0 million shares of Valhi Common Stock in open market or privately negotiated transactions. In 1998, the Company purchased 383,200 shares of Valhi Common Stock.

     In February 1999, the Company sponsored through Shareholder Communications Corporation a voluntary program through which Valhi's stockholders who own fewer than 100 shares of Valhi Common Stock could sell all of their shares or purchase enough shares to increase their holdings to 100 total shares. The Company has extended the program through April 7, 1999.

     The Company does not presently intend, and understands that Contran does not presently intend, to engage in any transaction or series of transactions that would result in the Valhi Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or ceasing to be traded on a national securities exchange.


     Ownership of NL and CompX. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the common stock, par value $0.125 per share, of NL ("NL Common Stock") and the class A common stock, par value $0.01 per share, of CompX ("CompX Class A Common Stock") held by (i) each director of Valhi, (ii) each named executive officer and (iii) all directors and executive officers of Valhi as a group. All information has been taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.

                              NL Common Stock       CompX Class A Common Stock
                         -------------------------  --------------------------
                            Amount and     Percent      Amount and     Percent
                            Nature of         of        Nature of        of
  Name of Beneficial        Beneficial      Class       Beneficial      Class
         Owner            Ownership (1)     (1)(2)    Ownership (1)    (1)(3)
-----------------------  ---------------   --------  ----------------  -------

Norman S. Edelcup......       -0-  (4)       -0-      2,000  (5)          *
Kenneth R. Ferris......     3,000  (4)(6)     *       1,000  (5)          *
Glenn R. Simmons.......     4,800  (4)(7)     *      26,220  (5)(8)       *
Harold C. Simmons......    72,475  (4)(9)     *         -0-  (5)         -0-
J. Walter Tucker, Jr...       -0-  (4)       -0-        -0-  (5)         -0-
Steven L. Watson.......     8,000  (4)        *       3,000  (5)(10)      *
William J. Lindquist...       -0-  (4)       -0-      2,000  (5)(11)      *
Bobby D. O'Brien.......       -0-  (4)       -0-      2,300  (5)(12)      *
All directors and
 executive officers
 of Valhi as a group
 (13 persons)  ........    88,775  (4)(6)     *      41,120  (5)(8)       *
                                   (7)(9)                    (10)(11)
                                   (13)                      (12)(14)


----------
*    Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 51,826,139 shares of NL Common Stock outstanding as of the Record Date.

(3) The percentages are based on 6,144,880 shares of CompX Class A Common Stock outstanding as of the Record Date.

(4) Valhi and Tremont directly and beneficially own 58.1% (30,135,390 shares) and 19.7% (10,215,541 shares) of the outstanding NL Common Stock, respectively. Valhi, the Foundation, NL, Valmont and the Master Trust are the holders of approximately 48.4%, 3.9%, 0.6% and 0.5% and less than 0.1%, respectively, of the outstanding common stock of Tremont. See footnotes
     (2), (4) and (5) to the "Ownership of Valhi and Its Parents" table above for certain information concerning Valhi, the Foundation, the Master Trust, Valmont and the individuals and entities that may be deemed to own indirectly and beneficially shares of NL Common Stock that Valhi and Tremont directly hold. Harold C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of NL Common Stock that Valhi and Tremont directly own.

(5) Valcor, Inc., a wholly owned subsidiary of Valhi ("Valcor"), owns 100% of the CompX class B common stock, par value $0.01 per share ("CompX Class B Common Stock" and together with the CompX Class A Common Stock, the "CompX Common Stock"). Each share of CompX Class B Common Stock entitles the holder to one vote on all matters except the election of directors on which each share is entitled to ten votes. Valhi holds 5.9% of the outstanding CompX Class A Common Stock. As a result, Valhi holds, directly and indirectly through Valcor, 64.2% of the combined voting power of the CompX Common Stock (94.6% for the election of directors). In certain instances, shares of CompX Class B Common Stock are automatically convertible into shares of CompX Class A Common Stock. See footnotes (2), (4) and (5) to the "Ownership of Valhi and Its Parents" table above for certain information concerning individuals and entities that may be deemed to own indirectly and beneficially shares of CompX Common Stock that Valcor and Valhi hold directly. Harold C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of CompX Common Stock that Valhi and Valcor directly own.

(6) The shares of NL Common Stock Kenneth R. Ferris beneficially owns are shares Dr. Ferris holds in his individual retirement account.

(7) The shares of NL Common Stock Glenn R. Simmons beneficially owns include 2,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to the NL 1997 Long-Term Incentive Plan (the "NL Plan") that he may exercise within 60 days subsequent to the Record Date and 1,800 shares he holds in his retirement account.

(8) The shares of CompX Class A Common Stock Glenn R. Simmons beneficially owns include 10,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to the CompX 1997 Long-Term Incentive Plan (the "CompX Plan") that he may exercise within 60 days subsequent to the Record Date.

(9) The shares of NL Common Stock Harold C. Simmons beneficially owns include 2,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to the NL Plan that he may exercise within 60 days subsequent to the Record Date. In addition, included in the amount Mr. Simmons beneficially owns are 69,475 shares held by his wife, with respect to which he disclaims beneficial ownership.

(10) The shares of CompX Class A Common Stock Steven L. Watson beneficially owns include 2,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to the CompX Plan that he may exercise within 60 days subsequent to the Record Date.

(11) The shares of CompX Class A Common Stock William J. Lindquist beneficially owns are shares he has the right to acquire upon the exercise of stock options granted pursuant to the CompX Plan that he may exercise within 60 days subsequent to the Record Date.

(12) The shares of CompX Class A Common Stock Bobby D. O'Brien beneficially owns include 2,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to the CompX Plan that he may exercise within 60 days subsequent to the Record Date.

(13) In addition to the foregoing, the shares of NL Common Stock the remaining executive officers of Valhi beneficially own include 500 shares they hold in their individual retirement accounts.

(14) In addition to the foregoing, the shares of CompX Class A Common Stock the remaining executive officers of Valhi beneficially own include 4,600 shares they have the right to acquire upon the exercise of stock options granted pursuant to the CompX Plan that they may exercise within 60 days subsequent to the Record Date.


     Ownership of Tremont and TIMET. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the common stock, par value $1.00 per share, of Tremont ("Tremont Common Stock") and the common stock, par value $0.01 per share, of TIMET ("TIMET Common Stock") held by (i) each director of Valhi, (ii) each named executive officer and (iii) all directors and executive officers of Valhi as a group. All information has been taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.

                           Tremont Common Stock         TIMET Common Stock
                         -------------------------  --------------------------
                            Amount and     Percent      Amount and    Percent
                            Nature of         of        Nature of        of
  Name of Beneficial        Beneficial      Class       Beneficial      Class
         Owner            Ownership (1)     (1)(2)    Ownership (1)    (1)(3)
-----------------------  ---------------   --------  ----------------  -------

Norman S. Edelcup......       -0-  (4)       -0-        -0-  (5)         -0-
Kenneth R. Ferris......       -0-  (4)       -0-      6,000  (5)(6)       *
Glenn R. Simmons.......       534  (4)(7)     *       2,000  (5)          *
Harold C. Simmons......     3,747  (4)(8)     *         -0-  (5)         -0-
J. Walter Tucker, Jr...       525  (4)        *         -0-  (5)         -0-
Steven L. Watson.......     6,274  (4)        *       2,000  (5)          *
William J. Lindquist...       -0-  (4)       -0-        -0-  (5)         -0-
Bobby D. O'Brien.......       -0-  (4)       -0-        -0-  (5)         -0-
All directors and
 executive officers
 of Valhi as a group
 (13 persons)  ........    11,080  (4)(7)     *      10,100  (5)(6)       *
                                   (8)


----------
*    Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date are outstanding.

(2) The percentages are based on 6,385,058 shares of Tremont Common Stock outstanding as of the Record Date.

(3) The percentages are based on 31,369,405 shares of TIMET Common Stock outstanding as of the Record Date.

(4) Valhi, the Foundation, NL, Valmont and the Master Trust are the holders of approximately 48.4%, 3.9%, 0.6% and 0.5% and less than 0.1%, respectively, of the outstanding common stock of Tremont. See footnotes (2), (4) and (5) to the "Ownership of Valhi and Its Parents" table above for certain information concerning Valhi, the Foundation, the Master Trust, NL, Valmont and the individuals and entities that may be deemed to own indirectly and beneficially shares of Tremont Common Stock that Valhi, the Foundation, NL, Valmont and the Master Trust directly hold. Harold C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of Tremont Common Stock any of these entities directly own.

(5) Tremont directly owns 39.1% of the outstanding TIMET Common Stock. See footnote (4) above and footnotes (2), (4) and (5) to the "Ownership of Valhi and Its Parents" table above for certain information concerning individuals and entities that may be deemed to own indirectly and beneficially shares of TIMET Common Stock that Tremont holds directly. Harold C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of TIMET Common Stock that Tremont directly owns.

(6) The shares of TIMET Common Stock Kenneth R. Ferris beneficially owns are shares Dr. Ferris holds in his individual retirement account.

(7) The shares of Tremont Common Stock Glenn R. Simmons beneficially owns are shares he holds in his retirement account.

(8) The shares of Tremont Common Stock shown as beneficially owned by Harold C. Simmons are shares his wife holds, with respect to which Mr. Simmons disclaims beneficial ownership.




                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                             AND OTHER INFORMATION

     Compensation of Directors. During 1998, directors of Valhi who were not also employees of the Company or an affiliate of the Company received an annual retainer of $10,000 paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and as a daily rate for other services rendered on behalf of the Board of Directors and/or the standing committees thereof. In addition, directors who were members of the audit committee or MD&C Committee received an annual retainer of $4,000, paid in quarterly installments, for each of these committees on which they served. Directors were also reimbursed for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors and/or its committees. Directors who received fees during 1998 were Norman S. Edelcup, Dr. Kenneth R. Ferris and J. Walter Tucker, Jr. (together, the "Nonemployee Directors").

     In April 1998, the Board of Directors established a special committee (the "Special Committee") to review and act upon any proposals by Contran or any of its affiliates regarding the sale of assets from Contran or one or more of its affiliates to Valhi during the period of time that a $120 million credit agreement between Valhi and Contran remained effective. For a description of this credit agreement and Valhi's purchase of certain shares of Tremont Common Stock, see "Compensation Committee Interlocks and Insider Participation-- Relationships with Related Parties--Certain Transactions Involving Contran."
The members of the Special Committee were Norman S. Edelcup (chairman) and Dr. Kenneth R. Ferris. When it established the Special Committee, the Board of Directors approved the compensation for the Special Committee members' services. The members of the Special Committee received a $5,000 one-time retainer and a $125 per hour fee for attending meetings of the Special Committee and in the performance of other services on behalf of the Special Committee. The members of the Special Committee were also reimbursed for reasonable expenses incurred in attending meetings and in the performance of services rendered on behalf of the Special Committee.

     In February 1999, the Board and the MD&C Committee approved increases in the noncash compensation of the Nonemployee Directors for 1999. The MD&C Committee, upon the recommendation of the Board, approved annual grants under the 1997 Plan to the Nonemployee Directors of 1,000 shares of Valhi Common Stock and stock options exercisable for 1,000 shares of Valhi Common Stock, which options will have an exercise price equal to the closing sales price of Valhi Common Stock on the date of grant, have a term of 10 years and fully vest on the first anniversary of the date of grant.

     Contran and certain of its subsidiaries, including Valhi, have entered into certain intercorporate services agreements (collectively, the "ISAs") pursuant to which Contran, among other things, provides the services of Harold C. Simmons and Glenn R. Simmons to certain of such subsidiaries. For a discussion of these ISAs, see "Compensation Committee Interlocks and Insider Participation-- Relationships with Related Parties--Intercorporate Services Agreements."

     Summary of Cash and Certain Other Compensation of Executive Officers. The Summary Compensation Table set forth below provides information concerning annual and long-term compensation paid or accrued by Valhi and its subsidiaries for services rendered to Valhi and its subsidiaries during 1998, 1997 and 1996 by Valhi's chief executive officer and each of the four other most highly compensated individuals during 1998 who were executive officers of Valhi at December 31, 1998. For a discussion of the ISAs, pursuant to which Contran provides, among other things, the services of Glenn R. Simmons and Harold C. Simmons to certain of its subsidiaries and Valhi provides, among other things, the services of certain of its executive officers, see "Compensation Committee Interlocks and Insider Participation--Relationships with Related Parties-- Intercorporate Services Agreements."

                           SUMMARY COMPENSATION TABLE

                                                        Long Term
                                                         Compen-
                                                       sation (1)
                                                       ----------
                                                         Awards
                                                       ----------
                                                         Shares
                             Annual Compensation (2)   Underlying
       Name and            ---------------------------   Options    All Other
  Principal Position  Year    Salary (3)    Bonus (3)      (#)    Compensation
--------------------- ---- --------------- ----------- ---------- ------------

Harold C. Simmons.....1998  $2,550,052(4)  $    -0-         -0-     $   -0-
Chairman of the Board 1997   1,468,000(4)       -0-     500,000         -0-
 and Chief Executive  1996   1,368,000(4)       -0-         -0-         -0-
 Officer

Glenn R. Simmons......1998     171,690(5)   240,056(5)   50,000(6)      -0-
Vice Chairman of the  1997     210,000(5)       -0-(5)   50,000(7)      -0-
 Board                1996     210,000(5)       -0-(5)      -0-         -0-

Steven L. Watson......1998     300,703(8)   953,450(8)   50,000(7)  124,218(9)
President                                                10,000(6)
                      1997     218,765(8)   655,394(8)  100,000(7)   74,148(9)
                      1996     190,512(8)   472,418(8)   50,000(7)    7,394(9)

William J. Lindquist..1998     218,232(10)  621,244(10)  50,000(7)   98,253(9)
Senior Vice President                                    10,000(6)
                      1997     157,409(10)  572,398(10)  75,000(7)   38,861(9)
                      1996     129,561(10)  232,317(10)  50,000(7)    7,394(9)

Bobby D. O'Brien (11).1998     170,669(11)  344,876(11)  50,000(7)   34,207(9)
Vice President and                                       10,000(6)
 Treasurer            1997     108,809(11)  208,018(11) 100,000(7)   15,486(9)
                      1996     106,023(11)  134,260(11)     -0-       7,397(9)


----------

(1) No shares of restricted stock were granted to the named executive officers nor payouts made to the named executive officers pursuant to long-term incentive plans during the last three years. Therefore, the columns for such compensation have been omitted.

(2) Other annual compensation for each of the named executive officers included perquisites, which perquisites were less than the level required for reporting. Therefore, the column for other annual compensation has been omitted.

(3) The amounts shown in the table as salary compensation for Messrs. Harold and Glenn Simmons represent (i) the portion of the fees Valhi and its subsidiaries paid to Contran pursuant to the ISAs with respect to services Messrs. Harold and Glenn Simmons rendered to Valhi and its subsidiaries, plus (ii) the amount of director fees paid to Messrs. Harold and Glenn Simmons by NL and Tremont and to Mr. Glenn Simmons by CompX. The director fees NL paid Messrs. Harold and Glenn Simmons in 1998 included a dollar amount for shares of NL Common Stock that NL annually awards its nonemployee directors. The portion of the fees Tremont paid to Contran pursuant to the ISAs for the services of Messrs. Harold and Glenn Simmons and the annual director fees Tremont paid Messrs. Harold and Glenn Simmons in 1998 were prorated as of June 19, 1998, the date that Valhi purchased a controlling interest in Tremont (the "Tremont Acquisition Date"). See also footnotes (4) and (5) below.

     The amounts shown in the table as compensation for Messrs. Watson, Lindquist and O'Brien represent the full amount paid by Valhi and its subsidiaries for services such individuals rendered to Valhi during each respective period, less the portion of such compensation that is attributable to the services such executive officers rendered to Contran and certain entities related to Contran, for which Contran credited Valhi pursuant to the ISA between Contran and Valhi (the "Contran/Valhi ISA"). The net salary and bonus amounts shown for each such individual for each such period reflect the reduction for the amount credited to Valhi by Contran for such individuals, which has been allocated proportionately between each individual's base salary and bonus (whether or not the bonus was deferred). See also footnotes (8), (10) and (11) below.

(4) As described in footnote (3), the aggregate amount of compensation shown in the table for Mr. Harold Simmons consists of (i) fees Valhi paid pursuant to the ISAs with respect to services Mr. Simmons rendered to Valhi in the amount of $1.0 million for 1998 and $950,000 for each of 1997 and 1996, respectively; (ii) fees NL paid to Contran pursuant to the ISAs with respect to certain services Mr. Simmons rendered to NL in the amount of $980,000 for 1998, $500,000 for 1997 and $400,000 for 1996, cash director fees NL paid to Mr. Simmons in the amount of $19,750 for 1998 and $18,000 for each of 1997 and 1996, respectively, and $13,750 as the value of 1,000 shares of NL Common Stock that NL awarded Mr. Simmons in 1998 as a nonemployee director of NL (the "NL Nonemployee Director Shares"); and
     (iii) the prorated fees on or after the Tremont Acquisition Date that Tremont paid to Contran pursuant to the ISAs with respect to certain services Mr. Simmons rendered to Tremont in the amount of $526,247 for 1998 and the cash director fees (the annual fees were prorated) that Tremont paid to Mr. Simmons on or after the Tremont Acquisition Date in the amount of $10,305 for 1998.

(5) As described in footnote (3), the aggregate amount of compensation shown in the table for Mr. Glenn Simmons consists of (i) fees Valhi paid pursuant to the ISAs with respect to services Mr. Simmons rendered to Valhi in the amount of $115,385 for 1998 and $192,000 for each of 1997 and 1996, respectively; (ii) $240,056 as the value of 16,220 shares of CompX Class A Common Stock that CompX awarded Mr. Simmons in February 1998 as a bonus subject to the consummation of CompX's initial public offering of CompX Class A Common Stock, which shares were valued for purposes of the compensation table above based on the shares' fair market value at the time of the award taking into account their illiquidity at the time of the award pursuant to Mr. Simmons' election under section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"); (iii) cash director fees NL paid to Mr. Simmons in the amount of $19,750 for 1998 and $18,000 for each of 1997 and 1996, respectively, and $13,750 as the value of 1,000 NL Nonemployee Director Shares that NL awarded Mr. Simmons in 1998; (iv) the cash director fees (the annual fees were prorated) that Tremont paid to Mr. Simmons on or after the Tremont Acquisition Date in the amount of $10,305 for 1998; and (v) the cash director fees that CompX paid to Mr. Simmons in the amount of $12,500 for 1998.

(6) Represents shares of CompX Class A Common Stock underlying stock options CompX granted to this named executive officer.

(7) Represents shares of Valhi Common Stock underlying stock options Valhi granted to this named executive officer.

(8) As described in footnote (3), Mr. Watson's Valhi compensation excludes the amount Contran credited to Valhi for his services pursuant to the Contran/Valhi ISA, which amounts were $61,231, $59,495 and $38,705 for 1998, 1997 and 1996, respectively. Mr. Watson's bonus in 1998 consisted entirely of deferred compensation Valhi accrued in an unfunded reserve account as described in footnote (9).

(9) All other compensation for the last three years for each of the following named executive officers consisted of: (i) matching contributions pursuant to the deferred incentive plan (a "DIP") of the Company or Medite; and (ii) accruals to unfunded reserve accounts attributable to certain limits under the Code with respect to a DIP and Valhi's defined benefit pension plan and interest accruals on the balance of such accounts, all of which amounts are payable upon the named executed officer's retirement, the termination of his employment with the Company or to his beneficiaries upon his death; as follows:

                                                Unfunded Reserve
                                                Account Accruals
                                              --------------------
                                               Accruals   Interest
                                              Related to  Accruals
                                               DIP and      Above
                                  Employer's   Pension     120% of
                                     DIP         Plan        the
        Named Executive           Contribu-    Limita-    AFR Rate
            Officer         Year   tions (a)   tions (b)     (c)       Total
     ---------------------  ----  ----------  ----------  ---------  ----------

     Steven L. Watson.....  1998      $9,600    $101,940    $12,678   $124,218
                            1997       8,925      65,223          0     74,148
                            1996       7,394           0          0      7,394

     William J. Lindquist.  1998       9,600      79,899      8,754     98,253
                            1997       8,925      29,936          0     38,861
                            1996       7,394           0          0      7,394

     Bobby D. O'Brien.....  1998       9,600      23,258      1,349     34,207
                            1997       8,925       6,561          0     15,486
                            1996       7,397           0          0      7,397

     ----------

     (a) Messrs. Lindquist's and Watson's DIP contributions represent the Company's matching contributions pursuant to the Company's DIP. Mr. O'Brien's 1998 and 1997 DIP contributions represent the Company's matching contributions pursuant to the Company's DIP and his 1996 DIP contributions represent Medite's matching contributions pursuant to Medite's DIP.

     (b) Messrs. Lindquist and Watson had additional deferred income accruals to their unfunded reserve accounts in 1998 that are reported in the Summary Compensation Table above as bonus payments for 1998 (the reported amounts are equal to the actual amounts deferred, adjusted as described in footnotes (3), (8) and (10) to this Summary Compensation Table).

     (c) Effective as of January 1, 1998, the agreements providing for these unfunded reserve accounts, which accounts include the amounts referred to in footnote (b) above for those particular individuals mentioned, were amended to provide that the balance of such accounts would accrue interest at an annual rate in effect from time to time equal to two percent above the base rate on corporate loans. Pursuant to the rules of the Commission, the amounts shown represent the portion of the interest accruals to the unfunded reserve accounts that exceeds 120% of the applicable federal long-term rate as prescribed by the Code (the "AFR Rate"). The AFR Rate used for such computations was the AFR Rate in effect on December 31, 1998, the date the interest accruals for 1998 were credited to the unfunded reserve accounts. Prior to January 1, 1998, the interest on the balance of the unfunded reserve accounts accrued interest at an annual rate in effect from time to time equal to actuarially determined assumed rates of return on investments made by Valhi's defined benefit pension plan.

(10) As described in footnote (3), Mr. Lindquist's Valhi compensation excludes the amount Contran credited to Valhi for his services pursuant to the Contran/Valhi ISA, which amounts were $173,986, $162,692 and $105,403 for 1998, 1997 and 1996, respectively. Mr. Lindquist's bonus in 1998 consisted entirely of deferred compensation Valhi accrued in an unfunded reserve account as described in footnote (9).

(11) Mr. O'Brien commenced serving as an executive officer of Valhi in October 1996. As described in footnote (3), Mr. O'Brien's Valhi compensation excludes the amount Contran credited to Valhi for his services pursuant to the Contran/Valhi ISA, which amounts were $45,032 and $63,942 for 1998 and 1997, respectively. Mr. O'Brien's 1996 compensation includes the salary and bonus amount Medite paid Mr. O'Brien in 1996 of $91,513 and $134,260, respectively.


     Grants of Stock Options. The following table provides information, with respect to the named executive officers, concerning the grant of stock options during 1998 under the 1997 Plan and the CompX International Inc. 1997 Long-Term Incentive Plan (the "CompX Plan"). The Company has not granted any stock appreciation rights ("SARs").

                             OPTION GRANTS IN 1998

                                             Individual Grants
                              -----------------------------------------------
                               Number of                  Exercise
                               Shares of   Total Options     or
                               Underlying    Granted to     Base
                                Options      Employees     Price    Expiration
            Name              Granted (#)     in 1998    Per Share     Date
---------------------------- ------------  ------------- --------- -----------

Harold C. Simmons
 Valhi Stock Options ........       -0-         0.00%        n/a          n/a
 CompX Stock Options ........       -0-         0.00%        n/a          n/a

Glenn R. Simmons
 Valhi Stock Options ........       -0-         0.00%        n/a          n/a
 CompX Stock Options ........    50,000(3)      6.31%     $20.00(3)  03/05/08

Steven L. Watson
 Valhi Stock Options ........    50,000(5)      6.31%       9.50     03/05/08
 CompX Stock Options ........    10,000(3)      1.26%      20.00(3)  03/05/08


William J. Lindquist
 Valhi Stock Options ........    50,000(5)      6.31%       9.50     03/05/08
 CompX Stock Options ........    10,000(3)      1.26%      20.00(3)  03/05/08


Bobby D. O'Brien
 Valhi Stock Options ........    50,000(5)      6.31%       9.50     03/05/08
 CompX Stock Options ........    10,000(3)      1.26%      20.00(3)  03/05/08


 All Valhi stockholders'
  gain (7) ..................       n/a           n/a        n/a          n/a

                                     Potential Realizable Value at
                                        Assumed Annual Rates of
                                        Stock Price Appreciation
                                          for Option Term (1)
                               -----------------------------------------
             Name                       5%                   10%
------------------------------ -------------------- --------------------

Harold C. Simmons
 Valhi Stock Options .........              n/a                  n/a
 CompX Stock Options .........              n/a                  n/a

Glenn R. Simmons
 Valhi Stock Options .........              n/a                  n/a
 CompX Stock Options .........       $  629,000(4)        $1,593,500(4)

Steven L. Watson
 Valhi Stock Options .........          298,500(6)           757,000(6)
 CompX Stock Options .........          125,800(4)           318,700(4)

William J. Lindquist
 Valhi Stock Options .........          298,500(6)           757,000(6)
 CompX Stock Options .........          125,800(4)           318,700(4)

Bobby D. O'Brien
 Valhi Stock Options .........          298,500(6)           757,000(6)
 CompX Stock Options .........          125,800(4)           318,700(4)

 All Valhi stockholders'
  gain (7) ...................         1,032 MM(7)          2,193 MM(7)


----------

(1) Pursuant to the rules of the Commission, the amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of Valhi Common Stock and the CompX Class A Common Stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the Valhi Common Stock and the CompX Class A Common Stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

     The amount of gain to the optionees is dependent on the amount of increase in the price of Valhi Common Stock and the CompX Class A Common Stock, which would benefit all the respective stockholders proportionately. These potentially realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Commission regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of Valhi Common Stock and the CompX Class A Common Stock, overall market conditions and the timing of the exercise thereof by each respective optionee. There can be no assurance that the amounts reflected in the table will be achieved.

(2) This percentage is calculated based on the aggregate number of stock options that Valhi and CompX combined granted in 1998 to their employees.

(3) This stock option is exercisable for shares of CompX Class A Common Stock and becomes exercisable at a rate of 20% on each of the first five anniversary dates of the date of grant. CompX granted this stock option on March 5, 1998 with an exercise price per share equal to the initial price to the public of $20.00 per share of CompX's initial public offering on March 6, 1998. The exercise price for this stock option can be paid in already owned shares of CompX Class A Common Stock, provided such tendered shares were held by the optionee for six months.

(4) The appreciated value per share on March 5, 2008, based on the $20.00 per share market value of a share of CompX Class A Common Stock on March 5, 1998, would be $32.58 and $51.87 at the hypothetical 5% and 10% rates, respectively.

(5) This stock option is exercisable for shares of Valhi Common Stock and becomes exercisable at a rate of 20% on each of the first five anniversary dates of the date of grant. The exercise price for this stock option can be paid in already owned shares of Valhi Common Stock, provided such tendered shares were held by the optionee for six months.

(6) The appreciated value per share on March 5, 2008, based on the $9.50 per share market value of a share of Valhi Common Stock on March 5, 1998, would be $15.47 and $24.64 at the hypothetical 5% and 10% rates, respectively.

(7)  The $1,031,715,000 and $2,193,403,000 amounts shown represent the cumulative increase in value stockholders would receive on all outstanding shares of Valhi Common Stock over a ten-year period at the hypothetical
     5% and 10% appreciation rates, respectively, based on the $9.50 per share market value of the 116,683,214 shares of Valhi Common Stock outstanding on the close of business March 5, 1998 (which outstanding amount includes shares held by NL and Valmont) and the reinvestment of cash dividends paid at a rate equal to Valhi's cash dividend policy on March 5, 1998 of $0.05 per share per calendar quarter.

     Stock Option Exercises and Holdings. The following table provides information, with respect to the named executive officers, concerning the value of unexercised stock options exercisable for Valhi Common Stock and CompX Class A Common Stock held as of December 31, 1998. In 1998, no named executive officer exercised any stock options. The Company has not granted any SARs.

                        DECEMBER 31, 1998 OPTION VALUES

                               Number of Shares
                                  Underlying             Value of Unexercised
                            Unexercised Options at       In-the-Money Options
Name                         December 31, 1998 (#)     at December 31, 1998 (1)
-------------------------  -------------------------  ---------------------------
                           Exercisable  Unexercisable  Exercisable  Unexercisable
                           -----------  -------------  -----------  -------------

Harold C. Simmons
 Valhi Stock Options (2)       350,000        300,000   $1,991,250     $1,498,500
 CompX Stock Options ....            0              0            0              0
                           -----------  -------------  -----------  -------------
                               350,000        300,000    1,991,250      1,498,500

Glenn R. Simmons
 Valhi Stock Options (2)       380,000         50,000    2,274,900        246,150
 CompX Stock Options ....            0         50,000            0        318,750
                           -----------  -------------  -----------  -------------
                               380,000        100,000    2,274,900        564,900

Steven L. Watson
 Valhi Stock Options ....      242,000        148,000    1,288,770        581,820
 CompX Stock Options ....            0         10,000            0         63,750
                           -----------  -------------  -----------  -------------
                               242,000        158,000    1,288,770        645,570

William J. Lindquist
 Valhi Stock Options ....      179,000        131,000      908,865        497,265
 CompX Stock Options ....            0         10,000            0         63,750
                           -----------  -------------  -----------  -------------
                               179,000        141,000      908,865        561,015

Bobby D. O'Brien
 Valhi Stock Options ....       85,000        112,000      377,710        403,080
 CompX Stock Options ....            0         10,000            0         63,750
                           -----------  -------------  -----------  -------------
                                85,000        122,000      377,710        466,830


----------

(1) The aggregate amount is based on the difference between the exercise price of the individual stock options and, as applicable, the $11.375 per share closing sales price of Valhi Common Stock and the $26.375 per share closing sales price of the CompX Class A Common Stock as reported on the New York Stock Exchange Composite Tape on December 31, 1998.

(2) Pursuant to an agreement between Contran and Valhi, Contran will pay Valhi an amount equal to the excess of market value on the date of exercise of any Valhi Common Stock issued to Mr. Harold or Glenn Simmons pursuant to the exercise of stock options granted to either of them over the exercise price.


     Pension Plan. The Company's Pension Plan (the "Pension Plan") is a plan qualified under the Code that provides for a defined benefit upon retirement to eligible and participating employees of Valhi and certain related companies. Under the terms of the Pension Plan, the defined benefit for a participant is formulated on the basis of a 100% joint survivorship annuity between such participant and such participant's eligible spouse determined by the amount of such participant's earnings for each year and the number of years of service credited to such participant. The compensation eligible to be utilized for purposes of the Pension Plan formula includes the annual salary and bonus amounts paid directly by Valhi, including the amount thereof credited by Contran to Valhi pursuant to the Contran/Valhi ISA. See "--Summary of Cash and Certain Other Compensation of Executive Officers."

     The following table lists annual benefits under the Pension Plan for the average annual earnings and years of credited service shown for a participant retiring at the normal retirement age of 65. There is no provision under the Pension Plan providing for benefit reductions for Social Security payments received by a participant after retirement. Annual compensation for benefit determination purposes under the Pension Plan for 1998 does not take into account a participant's annual earnings in excess of $160,000. As a result, the compensation eligible to be utilized for purposes of the Pension Plan formula only includes $160,000 of the salary and bonus of the named executive officers as disclosed in the "Summary Compensation Table." A participant does not accrue additional benefits under the Pension Plan after thirty years of credited service.

                               Years of Credited Service
                    -------------------------------------------------
  Average Annual
     Earnings           5           10           20           30
------------------  ----------  -----------  -----------  -----------

     $ 80,000......   $  5,119    $  10,238    $  20,476    $  30,714
      100,000......      6,869       13,738       27,476       41,214
      120,000......      8,619       17,238       34,476       51,714
      140,000......     10,369       20,738       41,476       62,214
      160,000......     12,119       24,238       48,476       72,714

     As of December 31, 1998, Steven L. Watson, William J. Lindquist and Bobby
D. O'Brien were credited with 18 years, 18 years and 9 years, respectively, of benefit service to Valhi under the Pension Plan. Harold C. Simmons and Glenn R. Simmons are not considered to be employees of Valhi and, therefore, do not participate in the Pension Plan. Other than as described in the Summary Compensation Table above and its related footnotes, none of the executive officers or directors of Valhi participate in any supplementary nonqualified plans that pay benefits in excess of the above limits.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Valhi's executive officers, directors and persons who own more than 10% of a registered class of Valhi's equity securities to file reports of ownership with the Commission, the New York Stock Exchange, Inc. and Valhi. Based solely on the review of the copies of such forms and written representations by certain reporting persons received, Valhi believes that for 1998 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a), except for William J. Lindquist and Robert W. Singer, who each filed one Form 4 late.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, Harold C. Simmons (Valhi's chief executive officer) and the MD&C Committee deliberated on Valhi executive officer compensation. The MD&C committee is currently comprised of Norman S. Edelcup (chairman), Dr. Kenneth R. Ferris and J. Walter Tucker, Jr., all Nonemployee Directors. Of those persons who deliberated on Valhi executive officer compensation at any time in 1998, only Mr. Simmons was an executive officer of Valhi or any of its subsidiaries.

     Mr. Simmons deliberated also on the compensation of the executive officers of certain entities that may be deemed to be controlled by or affiliated with him. Other than Mr. Simmons, no Valhi executive officer deliberated on the compensation of executive officers of another entity (as a member of the other entity's compensation committee, board of directors or otherwise), one of whose executive officers deliberated on the compensation of Valhi's executive officers (as member of the MD&C Committee, the Board of Directors or otherwise).

     Relationships with Related Parties. As set forth under the caption "Security Ownership," Harold C. Simmons, through Contran, may be deemed to control the Company. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and
(b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. The Company continuously considers, reviews and evaluates and understands that Contran and related entities consider, review and evaluate transactions of the type described above. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more of such transactions in the future. In connection with these activities the Company may consider issuing additional equity securities or incurring additional indebtedness. The Company's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Each of the executive officers of Valhi is also currently serving as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 1999. Such management interrelationships and intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests.

     No specific procedures are in place that govern the treatment of transactions among the Company and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers of companies owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

     Certain Transactions Involving Contran. On February 6, 1998, Valhi, as lender, entered into a $120 million revolving credit agreement with Contran, as borrower (the "Credit Agreement"), which agreement became effective on February 11, 1998. Borrowings under the Credit Agreement bore interest at the prime rate in effect from time to time. The maturity date under the Credit Agreement was August 10, 1998. Contran's obligations under the Credit Agreement were collateralized by a pledge to Valhi of (i) all of Contran's stock ownership (exclusive of directors' qualifying shares) in certain of its subsidiaries that may be deemed to control, directly or indirectly, approximately 84.3% of the outstanding Valhi Common Stock; and (ii) 7,958,958 shares of Valhi Common Stock directly held by Contran, or approximately 7.0% of the outstanding Valhi Common Stock.

     On March 12, 1998, Contran presented Valhi with a proposal whereby Contran, VGI and National would offer to sell to Valhi, on mutually agreeable terms, 236,371 shares, 2,361,300 shares and 350,360 shares of Tremont common stock, respectively (the "Tremont Stock Sale"). The Special Committee, with the assistance of its own legal and financial advisors, negotiated the terms of the Tremont Stock Sale on behalf of Valhi. For a description of the Special Committee, see "Compensation of Directors and Executive Officers and Other Information--Compensation of Directors."

     On June 19, 1998, the Tremont Stock Sale was completed at a purchase price of $56 per share. Contran used approximately $106.6 million of the proceeds of the Tremont Stock Sale to repay in full Contran's outstanding balance of principal and accrued interest owed to the Company under the Credit Agreement. The Company and Contran canceled the Credit Agreement as of June 19, 1998.

     Intercorporate Services Agreements. Valhi and certain related corporations have entered into certain ISAs. Pursuant to each ISA, the parties to the ISA, in exchange for agreed upon fees and reimbursements of costs, agreed to render certain services to the other, which services may include executive officer services rendered to one party by employees of the other. The fees paid pursuant to the ISAs are generally based upon the estimated percentage of time individual employees, including executive officers, devote to certain matters on behalf of the recipient of the services. Each of the ISAs automatically extend on a quarter-to-quarter basis, subject to termination by either party pursuant to written notice delivered 30 days prior to a quarter-end, and may be amended by mutual agreement.

     Under the Contran/Valhi ISA, Contran renders or provides for certain management, administrative and aircraft maintenance services to the Company, including the services of Harold C. and Glenn R. Simmons, and the Company renders certain management and administrative services to Contran, including the services of Valhi's executive officers. Contran paid Valhi net fees of $197,000 for services rendered under the ISA in 1998, which represented $1,591,000 for services the Company rendered to the Contran less $1,394,000 for services Contran rendered to the Company. In addition, Contran and the Company credited to the other the out-of-pocket costs incurred in rendering such services.

     The ISA between Contran and Tremont provides that Contran will render or provide for certain management, financial and administrative services to Tremont, including the services of Harold C. Simmons. Tremont paid Contran fees of $1,067,000 for services rendered under the ISA in 1998. In addition, Tremont credited to Contran the out-of-pocket costs Contran incurred in rendering such services. Tremont also paid director's fees and expenses directly to Messrs. Glenn and Harold Simmons.

     The ISA between Contran and NL provides that Contran will make available the services of Harold C. Simmons to NL. NL paid Contran fees of $980,000 for such services rendered in 1998. In addition, NL credited to Contran the out-of-pocket costs Contran incurred in rendering such services. NL also paid director's fees and expenses directly to Messrs. Glenn and Harold Simmons.

     Insurance Brokerage Commissions. NL Insurance Ltd. of Vermont ("NL Insurance"), Valmont and EWI RE, Inc. ("EWI") arrange for or broker certain of the Company's insurance policies. NL Insurance is a wholly owned captive insurance company of Tremont. Valmont is a wholly owned captive insurance company of Valhi. Parties related to Contran own 90% of the outstanding common stock of EWI, and a son-in-law of Harold C. Simmons manages the operations of EWI. Consistent with insurance industry practices, NL Insurance, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they arrange or broker. During 1998, the Company and its majority owned subsidiaries and less than majority owned affiliates paid approximately $5.1 million for policies arranged or brokered by NL Insurance, Valmont and/or EWI. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to NL Insurance, Valmont and EWI. In the Company's opinion, the amounts that the Company and its majority owned subsidiaries and less than majority owned affiliates paid for these insurance policies are reasonable and similar to those they could have obtained through unrelated insurance companies and/or brokers. The Company expects that these relationships with NL Insurance, Valmont, and EWI will continue in 1999.


                        REPORT ON EXECUTIVE COMPENSATION

     During 1998 the Company's chief executive officer (the "CEO"), the Nonemployee Directors and the MD&C Committee administered matters regarding compensation of the Company's executive officers. This report is submitted by such individuals in their respective capacities, as set forth below.

     The board of directors, with directors other than Nonemployee Directors abstaining, considered and approved the terms of the Contran/Valhi ISA, pursuant to which Contran provided the services of Harold C. Simmons, the Company's chairman of the board and CEO, and Glenn R. Simmons, the Company's vice chairman of the board. The CEO, considering recommendations of management, determined the compensation paid to the Company's employees, including the Company's other executive officers, and made recommendations to the MD&C Committee with respect to matters related to grants of stock options. The MD&C Committee, which is comprised solely of the Nonemployee Directors, reviewed and approved actions related to grants of stock options to the Company's executive officers and other employees pursuant to the 1997 Plan and the CompX Plan.

     It is the Company's policy that employee compensation, including compensation to executive officers, be at a level that allows the Company to attract, retain, motivate and reward individuals who have the requisite training and experience to manage the Company and its businesses. It is also the Company's policy that a significant portion of any incentive compensation paid be related to the performance of the Company's equity securities and have a commonality of interest with the stockholders of the Company, which objectives are generally met through the periodic grant of stock options, since the amount realized from options depends entirely on the appreciation of the stock underlying such options. Therefore, unless the price of the Company's equity securities increases over the term of the stock options, the employee will receive no compensation from the options.

     The CEO either does not participate in the Company's compensation and employee benefit plans or the cost of such participation is reimbursed to the Company by Contran. The amount of the fee paid by the Company under the Contran/Valhi ISA with respect to the CEO represents, in the view of the board of directors, the reasonable equivalent of "compensation" for the services the CEO provided to the Company taking into account the CEO's unique experience and knowledge. In making such determination, the board of directors also considered the significant role the CEO has in establishing the Company's policies and directing strategic transactions involving the Company and its subsidiaries. Additionally, the board of directors took into account the Company's historical financial performance. No specific formulas, guidelines or comparable positions were considered in determining the amount of such fee, nor was there any specific relationship between the Company's current or future performance and the level of such fee.

     The compensation of the Company's executive officers, other than the CEO, consists primarily of base salary and incentive compensation. Incentive compensation consists primarily of discretionary bonuses and grants of stock options. The CEO may be deemed to control approximately 93% of the outstanding Valhi Common Stock and as such is considered an effective stockholder advocate in matters concerning executive compensation, other than his own.

     Base salaries for all salaried employees, including executive officers of the Company, have been established on a position-by-position basis. Annual internal reviews of salary levels are conducted by the Company's management in an attempt to rank base salary and job value to each position. The ranges of salaries for comparable positions considered by management were based upon management's general business knowledge and no specific survey, study or other analytical process was utilized to determine such ranges. Additionally, no specific companies' or groups of companies' compensation was compared with that of the Company, nor was an attempt made to identify or otherwise quantify the compensation paid by the companies that served as a basis for such individuals' general business knowledge. Base salary levels are generally not increased except in instances of (i) promotions, (ii) increases in responsibility or (iii) unwarranted discrepancies between job value and the corresponding base salary. The Company considers across-the-board base salary increases from time to time when competitive factors so warrant. All of management's recommendations with respect to base salaries for executive officers of the Company are submitted to the CEO for modification and/or approval in his best business judgment. Prior year-to-year fluctuations in the portion of base salaries applicable to the Company with respect to its executive officers were partly a result of changes in the amount of time estimated to be spent by each such officer on behalf of Contran and the Company and the resulting changes in allocations under the Contran/Valhi ISA.

     A significant portion of an executive officer's total compensation has historically been in the form of incentive compensation that is "at risk." The Company's practice has been to provide for greater percentages of such "at risk" compensation at higher levels of responsibility. The size of each executive officer's discretionary bonus and grant of stock options is based upon the recommendation of management as modified and/or approved by the CEO in his best business judgment. Annual performance reviews are an important factor in determining management's recommendation, which is primarily based on each executive's individual performance and to a lesser extent on the Company's overall performance. Individual performance is typically measured by the ability an executive demonstrates in performing, in a timely and cost efficient manner, the functions of his or her position, including routine corporate activities and the development and implementation of strategic transactions and policies. Additionally, an executive's sustained performance, experience and potential for growth are assessed. No specific financial or budget tests were applied in the measurement of individual performance. The Company's overall performance is typically measured by the Company's historical financial results and the level of success with respect to the development and implementation of strategic transactions. No specific overall performance measures were utilized and there is no specific relationship between overall performance measures and an executive's incentive compensation. Additionally, there was no specific weighing of the factors considered in the determination of incentive compensation paid to executive officers.

     In granting stock options to the Company's executive officers in 1998, the MD&C Committee considered the policies and factors set forth in this report, the level of compensation paid to each individual, the recommendation of the CEO and the number of unexpired stock options previously granted to each individual. In 1998, the MD&C Committee did not grant any stock options to the CEO.

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the company's chief executive officer and four other most highly compensated executive officers. It is the Company's general policy to structure the performance-based portion of the compensation of its executive officers in a manner that enhances the Company's ability to deduct fully such compensation.

     The foregoing report is submitted by the following individuals in the capacities indicated:

Norman S. Edelcup                   Dr. Kenneth R. Ferris
Nonemployee Director and            Nonemployee Director and
member of the MD&C Committee        member of the MD&C Committee

J. Walter Tucker, Jr.               Harold C. Simmons
Nonemployee Director and            Chief Executive Officer
member of the MD&C Committee


                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on Valhi Common Stock against the cumulative total return of the S&P 500 Stock Index and the S&P Manufacturing (Diversified) Index for the period of five fiscal years commencing December 31, 1993 and ending December 31, 1998. The graph shows the value at December 31 of each year assuming an original investment of $100 and the reinvestment of dividends to stockholders. The February 3, 1995 dividend of 0.03049 of a share of Tremont common stock for each share of Valhi Common Stock was treated as if such Tremont shares were sold on the distribution date with the proceeds reinvested in Valhi Common Stock on such date.

                         [PERFORMANCE GRAPH GOES HERE]

                        1993      1994      1995      1996      1997      1998
                      --------  --------  --------  --------  --------  --------

Valhi, Inc...........   $ 100     $  159    $  141   $   145   $   220    $  270
S&P 500 Index........     100        101       139       171       229       294
S&P Manufacturing
(Diversified) Index..     100        104       146       201       239       277



                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The Company and other entities that may be deemed to be controlled by or affiliated with Harold C. Simmons sometimes engage in certain transactions that have involved both related and unrelated parties. Each of the executive officers of Valhi is also currently serving as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 1999. See "Compensation Committee Interlocks and Insider Participation--Relationships with Related Parties," for a further discussion on these transactions, management interrelationships and intercorporate relationships.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their best judgment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as the Company's primary independent public accountants for the year ended December 31, 1998 and is expected to be considered for appointment as such for the year ended December 31, 1999. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Meeting.

                STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2000

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Commission. Such proposals must be received by the Company not later than December 7, 1999 to be considered for inclusion in the proxy statement and form of proxy relating to the Annual Meeting of Stockholders in 2000. Any such proposals should be addressed to: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                        1998 ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission, is included as part of the annual report mailed to the Company's stockholders with this proxy statement. Copies of such annual report may be obtained without charge by writing: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.



                                   VALHI, INC.




                                   Dallas, Texas
                                   March 31, 1999













                                  VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

PROXY

                                  VALHI, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF VALHI, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1999



     The undersigned hereby appoints Harold C. Simmons, Glenn R. Simmons and Steven L. Watson, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 1999 Annual Meeting of Stockholders (the "Meeting") of Valhi, Inc., a Delaware corporation ("Valhi"), to be held at the offices of Valhi at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Tuesday, May 4, 1999, at 1:30 p.m. (local time), and at any adjournment or postponement of said Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on the reverse side.


    THIS PROXY MAY BE REVOKED AS SET FORTH IN THE VALHI PROXY STATEMENT THAT
                            ACCOMPANIED THIS PROXY.

     This proxy, if properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted "FOR" all nominees for election as directors named in proposal 1 and, to the extend allowed by federal securities laws, in the discretion of the proxies as to all other matters that may properly come before the meeting and any adjournment or postponement thereof.

    PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
                               SEE REVERSE SIDE.

                                  VALHI, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]


1.   Election of Six Directors

     Nominees: Norman S. Edelcup, Kenneth R. Ferris, Glenn R. Simmons, Harold C.
               Simmons, J. Walter Tucker, Jr. and Steven L. Watson

     [  ] FOR all nominees

     [  ] WITHHOLD AUTHORITY to vote for all nominees
     [  ] FOR all nominees (except as marked)


     ------------------------------------------------------------------------
     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

          [  ]  FOR         [  ]  AGAINST       [  ]  ABSTAIN


Address Change [  ]
(Instruction:  Make necessary corrections to the mailing label.)


SIGNATURE(S)                                  DATE
              ------------------------------        -------------------------

SIGNATURE(S)                                  DATE
              ------------------------------        -------------------------

NOTE: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. The undersigned hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.